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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PEABODY ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

[COMPANY NAME]

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 31, 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Peabody Energy Corporation (the “Company”), which will be held on Friday, May 6, 2005, at 10:00 A.M., Central Time, at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105.
      During this meeting, stockholders will vote on the following items:

1.	Election of four Class I Directors for three-year terms;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005;

3.	Approval of an increase in the number of shares of Common Stock authorized for issuance by the Company; and

4.	Consideration of such other matters, including three stockholder proposals, as may properly come before the meeting.
      The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain complete details on these proposals and other matters. We also will be reporting on the Company’s operations and responding to stockholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholder.questions@peabodyenergy.com.
      Your participation in the affairs of Peabody Energy is important, regardless of the number of shares you hold. To ensure your representation at the Annual Meeting, we encourage you to vote over the telephone or Internet or to complete and return the enclosed proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.
      Thank you for your continued support of Peabody Energy. We look forward to seeing you on May 6.

Very truly yours,

Irl F. Engelhardt
Chairman & Chief Executive Officer

PEABODY ENERGY CORPORATION
701 Market Street
St. Louis, Missouri 63101-1826
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
       Peabody Energy Corporation (the “Company”) will hold its Annual Meeting of Stockholders at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri, 63105 on Friday, May 6, 2005, at 10:00 A.M., Central Time, to:

•	Elect four Class I Directors for three-year terms;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2005;

•	Approve an increase in the number of shares of Common Stock authorized for issuance by the Company from 150,000,000 shares to 400,000,000 shares; and

•	Consider three stockholder proposals and transact any other business that may properly come before the Annual Meeting.
      The Board of Directors has fixed March 15, 2005, as the record date for determining stockholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 65,341,383 shares of Common Stock outstanding.
      If you own shares of the Company’s Common Stock as of March 15, 2005, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at http://www.eproxyvote.com/btu and following the voting instructions provided; or

•	By calling 1-877-PRX-VOTE (1-877-779-8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.
      An admittance card or other proof of ownership is required to attend the Annual Meeting. Please retain the top portion of your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask them for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.
      Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign the enclosed proxy card and return it in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

Jeffery L. Klinger
Vice President, General Counsel
and Corporate Secretary
March 31, 2005

i

ii

PEABODY ENERGY CORPORATION
PROXY STATEMENT
FOR THE
2005 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?

A:	Because you are a stockholder of Peabody Energy Corporation as of March 15, 2005, the record date, and are entitled to vote at the 2005 Annual Meeting of Stockholders, the Board of Directors is soliciting your proxy to vote at the meeting. As of the record date, there were 65,341,383 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and proxy card were first mailed to stockholders on or about March 31, 2005.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

• Election of B. R. Brown, Henry Givens, Jr., James R. Schlesinger and Sandra Van Trease as Class I Directors, each for a term of three years.

• Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

• Approval of an increase in the number of shares of Common Stock authorized for issuance by the Company from 150,000,000 shares to 400,000,000 shares.

• Three stockholder proposals.

• Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR each of the director nominees (Item 1).

• FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 (Item 2).

• FOR approval of an increase in the number of shares of Common Stock authorized for issuance by the Company (Item 3).

• AGAINST the stockholder proposals included as Items 4, 5 and 6.

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Blanche M. Touhill, Irl F. Engelhardt and Richard A. Navarre to vote on such matters in their discretion.

Q:	How do I vote?

A:	If you are a stockholder of record or hold stock through the Peabody Investments Corp. Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), you may vote using any of the following methods:

• Via the Internet, by going to the website http://eproxyvote.com/btu and following the instructions for Internet voting on your proxy card;

• If you reside in the United States, Canada or Puerto Rico, by dialing 1-877-PRX-VOTE (1-877-779-8683) and following the instructions for telephone voting on your proxy card;

• By completing and mailing your proxy/voting instruction card; or

• By casting your vote in person at the Annual Meeting.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the stockholders of record of all shares, other than those held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), will close at 11 P.M. Central Time on May 5, 2005. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you participate in a Company Stock Fund under the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), and had shares of the Company’s common stock credited to your account on March 15, 2005, you will receive a single proxy/voting instruction card with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited to your plan account. Voting instructions regarding plan shares must be received by 11:00 P.M. Central Time on May 3, 2005, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) will be voted by Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by completing and returning the proxy/voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as directed shares are voted.

If you return your signed proxy card or vote by Internet or telephone, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted “FOR” the nominees for director, “FOR” ratification of the appointment of Ernst & Young LLP, “FOR” approval of an increase in the number of shares of Common Stock authorized for issuance by the Company, and “AGAINST” each stockholder proposal.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by Internet or telephone. If you provide specific voting instructions by mail, telephone or Internet, your broker or nominee will vote your shares as you have directed. Please note that shares in the Peabody Energy Corporation Employee Stock Purchase Plan are held in street name by A. G. Edwards & Sons, Inc., the plan administrator.

Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

• Submitting a valid, later-dated proxy;

• Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 11:00 P.M. Central Time on May 5, 2005;

• Notifying the Company’s Secretary in writing that you have revoked your proxy; or

• Completing a written ballot at the Annual Meeting.

You can revoke your voting instructions with respect to shares held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) at any time prior to 11:00 P.M. Central Time on May 3, 2005 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to the Company’s directors, officers or employees, except in limited circumstances, including:

• When disclosure is mandated by law;

• During any contested solicitation of proxies; or

• When written comments by a stockholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, your broker may vote your shares at its discretion on routine matters such as the election of directors (Item No. 1) or ratification of the independent registered public accounting firm (Item No. 2).

On non-routine matters, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes have the same effect as votes cast against a particular proposal.

Q:	How will my Company stock in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by the Company’s subsidiaries be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you send in a completed proxy/voting instruction card or vote by telephone or the Internet before 11:00 P.M. Central Time on May 3, 2005. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Company Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as directed shares are voted.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, the four nominees receiving the highest number of “FOR” votes will be elected. Abstentions and proxies marked “withhold” will have no impact on the election of directors. All other proposals require the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will count as votes against such proposals.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who can attend the Annual Meeting?

A:	All Peabody Energy Corporation stockholders as of March 15, 2005 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a stockholder of record or a participant in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by the Company’s subsidiaries), your admission card is attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Will the recent stock split have any impact on this year’s Annual Meeting?

A:	The Board of Directors recently approved a 2-for-1 stock split, with a record date of March 16, 2005 and a payment date of March 30, 2005. Investors who own shares of Peabody Common Stock on March 16, 2005 will receive a stock dividend equal to the number of shares they own on that date. As a result of the split, effective March 30, 2005, these investors will have twice as many shares, at half the market price.

Since the record date for the Annual Meeting (i.e. March 15, 2005) precedes the record date for the stock split, the stock split will not affect the number of shares to be voted at the meeting. Stockholders will be only entitled to vote the number of pre-split shares they held as of March 15, 2005.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on SEC Form 10-Q for the Quarter Ended June 30, 2005.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
      In accordance with the terms of the Company’s certificate of incorporation, the Board of Directors is divided into three classes, with each class serving a staggered three-year term. At this year’s Annual Meeting, the terms of current Class I Directors will expire. The terms of Class II Directors and Class III Directors will expire at the Annual Meetings to be held in 2006 and 2007, respectively.
      The Board of Directors has nominated the following individuals for election as Class I Directors with terms expiring in 2008: B. R. Brown, Henry Givens, Jr., James R. Schlesinger and Sandra Van Trease. Each of the nominees currently is serving as a director of the Company. All nominees have consented to serve for the new term. Should any one or more of the nominees become unavailable for election, your proxy authorizes us to vote for such other persons, if any, as the Board of Directors may recommend.
      The Board of Directors unanimously recommends a vote “For” each of the Class I director nominees named below.
Class I Director Nominees — Terms Expiring in 2008
      B. R. BROWN, age 72, has been a director of the Company since December 2003. Mr. Brown is the retired Chairman, President and Chief Executive Officer of CONSOL Energy, Inc., a domestic coal and gas producer and energy services provider. He served as Chairman, President and Chief Executive Officer of CONSOL and predecessor companies from 1978 to 1998. He also served as a Senior Vice President of E. I. Du Pont De Nemours & Co., CONSOL’s controlling shareholder, from 1981 to 1991. Before joining CONSOL, Mr. Brown was a Senior Vice President at Conoco. From 1990 to 1995, he also was President and Chief Executive Officer of Remington Arms Co., Inc. Mr. Brown has previously served as Director and Chairman of the Bituminous Coal Operators Association Negotiating Committee, Chairman of the National Mining Association, and Chairman of the Coal Industry Advisory Board of the International Energy Agency. He is currently a director of Delta Trust & Bank and Remington Arms Co., Inc.
      HENRY GIVENS, JR., PhD, age 72, has been a director of the Company since March 2004. Dr. Givens is President of Harris-Stowe State University in St. Louis, Missouri, a position he has held since 1979. Dr. Givens is actively involved with several civic and charitable boards and has received over one hundred national, state and local awards and recognitions. He earned his baccalaureate degree at Lincoln University in Missouri, his master’s degree at the University of Illinois and his PhD at St. Louis University. Dr. Givens is also a director of The Laclede Group Inc. and serves on the advisory board of U.S. Bank, N.A. (St. Louis).
      JAMES R. SCHLESINGER, PhD, age 76, has been a director of the Company since 2001. He is Chairman of the Board of Trustees of MITRE Corporation, a not-for-profit corporation that provides systems engineering, research and development and information technology support to the government, a position he has held since 1985. Dr. Schlesinger also serves as senior advisor to Lehman Brothers Inc., an investment-banking firm (“Lehman Brothers”) and as Counselor to the Center for Strategic and International Studies. Dr. Schlesinger served as U.S. Secretary of Energy from 1977 to 1979. He also held senior executive positions for three U.S. Presidents, serving as Chairman of the U.S. Atomic Energy Commission from 1971 to 1973, Director of the Central Intelligence Agency in 1973 and Secretary of Defense from 1973 to 1975. Other past positions include Assistant Director of the Office of Management and Budget, Director of Strategic Studies at the Rand Corporation, Associate Professor of Economics at the University of Virginia and consultant to the Federal Reserve Board of Governors. Dr. Schlesinger is also a director of BNFL, Inc., KFx Inc. and Sandia Corporation.
      SANDRA VAN TREASE, age 44, has been a director of the Company since January 2003. Ms. Van Trease is Group President, BJC HealthCare, a position she has held since September 2004. BJC Healthcare is one of the largest nonprofit healthcare organizations, delivering services to residents in the greater St. Louis, southern Illinois and mid-Missouri regions. Prior to joining BJC Healthcare, Ms. Van Trease served as President and Chief Executive Officer of UNICARE, an operating affiliate of WellPoint Health Networks Inc., from 2002 to September 2004. Ms. Van Trease also served as President, Chief Financial Officer and Chief Operating Officer of RightCHOICE Managed Care, Inc. from 2000 to 2002, and as Executive Vice

President, Chief Financial Officer and Chief Operating Officer from 1997 to 2000. Prior to joining RightCHOICE in 1994, she was a Senior Audit Manager with Price Waterhouse LLP. She is a Certified Public Accountant and Certified Management Accountant. Ms. Van Trease is also a director of Enterprise Financial Services Corporation.
Class II Directors — Terms Expiring in 2006
      GREGORY H. BOYCE, age 50, has been a director of the Company since March 2005. Mr. Boyce has served as President and Chief Operating Officer of the Company since October 2003, and he has been designated to succeed Mr. Engelhardt as the Company’s Chief Executive Officer effective January 1, 2006. He previously served as Chief Executive Officer — Energy of Rio Tinto PLC (an international natural resource company) from 2000 to 2003. Other prior positions include President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. He has extensive engineering and operating experience with Kennecott and also served as Executive Assistant to the Vice Chairman of Standard Oil of Ohio from 1983 to 1984. Mr. Boyce is a member of the Coal Industry Advisory Board of the International Energy Agency. He is a past board member of the Center for Energy and Economic Development, the National Mining Association, Western Regional Council, National Coal Council, Mountain States Employers Council and Wyoming Business Council.
      WILLIAM E. JAMES, age 59, has been a director of the Company since 2001. Since July 2000, Mr. James has been Founding Partner of RockPort Capital Partners LLC, a venture fund specializing in energy and environmental technology and advanced materials. He is also Chairman of RockPort Group, a holding company engaged in international oil trading, banking and communications. Prior to joining RockPort, Mr. James co-founded and served as Chairman and Chief Executive Officer of Citizens Power LLC, a leading power marketer. He also co-founded the non-profit Citizens Energy Corporation and served as the Chairman and Chief Executive Officer of Citizens Corporation, its for-profit subsidiary, from 1987 to 1996. Mr. James periodically provides consulting services to Lehman Brothers on matters unrelated to the Company. He also serves on the Board of The United Bank for Africa.
      ROBERT B. KARN III, age 63, has been a director of the Company since January 2003. Mr. Karn is a financial consultant and former managing partner in financial and economic consulting with Arthur Andersen LLP in St. Louis. Before retiring from Arthur Andersen in 1998, Mr. Karn served in a variety of accounting, audit and financial roles over a 33-year career, including Managing Partner in charge of the global coal mining practice from 1981 through 1998. He is a Certified Public Accountant and has served as a Panel Arbitrator with the American Arbitration Association. Mr. Karn is also a director of Natural Resource Partners, a coal-oriented master limited partnership that is listed on the New York Stock Exchange, and Fiduciary/ Claymore MLP Opportunity Fund.
      HENRY E. LENTZ, age 60, has been a director of the Company since 1998. Mr. Lentz is an Advisory Director of Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc., an investment banking firm. In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. He assumed his current role with Lehman Brothers effective January 2004. Mr. Lentz is also a director of Rowan Companies, Inc. and CARBO Ceramics, Inc.
      BLANCHE M. TOUHILL, PhD, age 73, has been a director of the Company since 2001. Dr. Touhill is Chancellor Emeritus and Professor Emeritus at the University of Missouri — St. Louis. She previously served as Chancellor and Professor of History and Education at the University of Missouri — St. Louis from 1991 through 2002. Prior to her appointment as Chancellor, Dr. Touhill held the positions of Vice Chancellor for Academic Affairs and Interim Chancellor at the University of Missouri — St. Louis. Dr. Touhill also has served on the Boards of Directors of Trans World Airlines and Delta Dental. She holds bachelor’s and doctoral degrees in history and a master’s degree in geography from St. Louis University.

Class III Directors — Terms Expiring in 2007
      WILLIAM A. COLEY, age 61, has been a director of the Company since March 2004. In March 2005, Mr. Coley was named Chief Executive Officer and Director of British Energy Group plc, the U.K.’s largest electricity producer. He was previously a non-executive director of British Energy. Mr. Coley served as President of Duke Power, the U.S.-based global energy company, from 1997 until his retirement in February 2003. During his 37-year career at Duke Power, Mr. Coley held various officer level positions in the engineering, operations and senior management areas, including Vice President, Operations (1984-1986), Vice President, Central Division (1986-1988), Senior Vice President, Power Delivery (1988-1990), Senior Vice President, Customer Operations (1990-1991), Executive Vice President, Customer Group (1991-1994) and President, Associated Enterprises Group (1994-1997). Mr. Coley was elected to the board of Duke Power in 1990 and was named President following Duke Power’s acquisition of PanEnergy in 1997. Mr. Coley earned his B.S. in electrical engineering from Georgia Institute of Technology and is a registered professional engineer. He is also a director of CT Communications, Inc.
      IRL F. ENGELHARDT, age 58, has been a director of the Company since 1998. He is Chairman and Chief Executive Officer of the Company, a position he has held since 1998. He served as Chief Executive Officer of a predecessor of the Company from 1990 to 1998. He also served as Chairman of a predecessor of the Company from 1993 to 1998 and as President from 1990 to 1995. Since joining a predecessor of the Company in 1979, he has held various officer level positions in the executive, sales, business development and administrative areas, including Chairman of Peabody Resources Ltd. (Australia) and Chairman of Citizens Power LLC. Mr. Engelhardt also served as Co-Chief Executive Officer and executive director of The Energy Group from February 1997 to May 1998, Chairman of Cornerstone Construction & Materials, Inc. from September 1994 to May 1995 and Chairman of Suburban Propane Company from May 1995 to February 1996. He also served as a director and Group Vice President of Hanson Industries from 1995 to 1996. Mr. Engelhardt is Co-Chairman of the Coal Based Generation Stakeholders Group. He has previously served as Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development and the Coal Utilization Research Council. He also serves on the Board of Directors of The Federal Reserve Bank of St. Louis.
      WILLIAM C. RUSNACK, age 60, has been a director of the Company since January 2002. Mr. Rusnack is Former President and Chief Executive Officer of Premcor Inc., one of the largest independent oil refiners in the United States. He served as President, Chief Executive Officer and Director of Premcor from 1998 to February 2002. Prior to joining Premcor, Mr. Rusnack was President of ARCO Products Company, the refining and marketing division of Atlantic Richfield Company. During a 31-year career at ARCO, he was also President of ARCO Transportation Company and Vice President of Corporate Planning. He is also a director of Sempra Energy and Flowserve Corporation.
      ALAN H. WASHKOWITZ, age 64, has been a director of the Company since 1998. He is also a Managing Director of Lehman Brothers, and part of the firm’s Merchant Banking Group, responsible for oversight of Lehman Brothers Merchant Banking Partners II L.P. Mr. Washkowitz joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant Banking Group, he headed Lehman Brothers’ Financial Restructuring Group. Mr. Washkowitz serves on the Board of Visitors of the Faculty of Law for Columbia University, and on the Advisory Board for the Columbia University Center on Corporate Governance. He is also a director of L-3 Communications Corporation.
INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES
Director Independence
      As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least annually, and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one or more directors. This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships with the Company, the Nominating and Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes an affirmative determination with respect to each director.
      After considering the standards for independence adopted by the NYSE and various other factors as described below, the Board of Directors has determined that all directors other than Messrs. Engelhardt and Boyce (i.e., eleven of thirteen) are independent. In making these determinations, the Board has considered all relevant facts and circumstances and has determined that, except as described below, there are no relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees. None of the directors other than Messrs. Engelhardt and Boyce receives any compensation from the Company other than customary director and committee fees.
      Under NYSE rules, a director is independent if the Board determines that he or she currently has no direct or indirect material relationship with the Company, and:

•	For the last three years, the director has not been an employee of the Company, and no member of the director’s immediate family has served as an executive officer of the Company.

•	For the last three years, neither the director nor any member of the director’s immediate family has received more than $100,000 during any twelve-month period in direct compensation from the Company (excluding director fees, pensions or deferred compensation for prior service).

•	(1) The director is not a current partner or employee of a firm that serves as the Company’s internal or external auditor, (2) no member of the director’s family is a current partner of such a firm or participates in the firm’s audit, assurance or tax compliance practice, and (3) neither the director nor any immediate family member has been within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	For the last three years, neither the director nor any member of the director’s immediate family has been employed as an executive officer by any company whose compensation committee includes an executive officer of the Company.

•	The director is not employed by, and no member of the director’s immediate family is an executive officer of, any company that within the last three years has made payments to, or received payments from, the Company for property or services in annual amounts exceeding the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
      In making this determination, the Nominating and Corporate Governance Committee and the Board broadly consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, banking, consulting, legal, accounting, charitable and familial relationships.
      In the Company’s case, the perception of the issue of independence is affected by the fact that certain directors have relationships with Lehman Brothers and affiliated entities, as described below. Prior to May 2001, Lehman Brothers Merchant Banking Partners II L.P. and other affiliates of Lehman Brothers (collectively, the “Merchant Banking Fund”) owned in excess of 90% of the Company’s outstanding common stock. Over the ensuing three-year period, the Merchant Banking Fund sold all of its Company holdings through a series of registered public offerings, falling below a 50% controlling interest level in April 2002 and completing its exit in March 2004. Throughout this period, additional independent Board members were added to ensure that the Merchant Banking Fund’s representation remained proportional to its ownership interest in the Company. When the Merchant Banking Fund sold its remaining interest in March 2004, the Company elected to retain certain directors affiliated with Lehman Brothers, in recognition of the continuity they provided and their excellent qualifications, experience and in-depth knowledge regarding the Company.

At that time, special procedures (“Service Review Procedures”) were put in place whereby the Audit Committee reviews in advance all investment banking and other services provided by Lehman Brothers. Those directors who are affiliated with Lehman Brothers and/or the Merchant Banking Fund do not participate in any decisions or discussions related to these services, and they do not receive any benefit from related fees. During the past year, the Company paid Lehman Brothers an aggregate of $1.4 million for investment banking and related services. These fees were not significant to the Company or Lehman Brothers, representing less than 7% of the Company’s total investment banking and related fees, and far less than 1% of Lehman Brothers’ annual consolidated gross revenues. While confident that the Service Review Procedures ensure an independent review, the Board also carefully considers the potential impact that these services and fees could have on the perceived independence of its members who are affiliated with the Merchant Banking Fund and/or Lehman Brothers.
      The Board of Directors has determined that B. R. Brown makes valuable contributions and is independent under NYSE guidelines. In making this determination, the Board noted that Mr. Brown served as Chairman and CEO of CONSOL Energy, a competitor in the coal industry, prior to his retirement in 1998. The Board has concluded that this relationship is not material and does not impair, or appear to impair, Mr. Brown’s independent judgment.
      The Board has determined that Mr. Coley makes valuable contributions and is independent under NYSE guidelines. In making this determination, the Board noted Mr. Coley’s new role as Chief Executive Officer of British Energy Group plc, a U.K.-based electricity producer which is not a Company customer. The Board also noted Mr. Coley’s role prior to February 2003 as President of Duke Power, a customer of the Company. The Board has determined that this relationship is not material, since Mr. Coley is no longer affiliated with Duke Power and the aggregate value of coal purchases and other commercial transactions between the Company and Duke has been far less than 2% of either company’s consolidated gross revenues during each of the past three years. In addition, Mr. Coley does not participate in any discussions or deliberations with respect to transactions between the Company and Duke Power. Based on the foregoing, the Board of Directors has determined that this relationship does not impair, or appear to impair, Mr. Coley’s independent judgment.
      The Board of Directors has determined that Dr. Henry Givens, Jr. makes valuable contributions and is independent under NYSE guidelines. The Company makes small annual contributions (i.e. $25,000) to Harris Stowe State University and the St. Louis Science Center, a local non-profit organization. Dr. Givens is President of Harris Stowe and serves on the Science Center’s board. These contributions represent substantially less than 2% of each organization’s total annual charitable contributions. Dr. Givens also serves on the advisory board of U.S. Bank, N.A. (St. Louis), which is a participating lender under the Company’s revolving credit facility and provides various other commercial banking services to the Company. These services are offered to the Company on the same general terms and conditions as other large commercial customers. Dr. Givens did not solicit these commercial relationships and was not involved in any related discussions or deliberations. The Board of Directors has concluded that these relationships are not material to the Company and do not impair, or appear to impair, Dr. Givens’ independent judgment.
      The Board of Directors has determined that William E. James makes valuable contributions and is independent under NYSE guidelines. In making this determination, the Board noted that nearly five years has elapsed since Mr. James served as Chairman of Citizens Power LLC, a former Company subsidiary that was sold in 2000. The Board also reviewed Mr. James’ consulting relationship with Lehman Brothers. Mr. James is not involved with Lehman Brothers’ banking activities related to the Company, and he receives no direct or indirect benefit from any fees they receive from the Company. After considering all relevant facts and circumstances, the Board has determined that none of these relationships impairs, or appears to impair, Mr. James’ independent judgment.
      The Board of Directors has determined that Robert B. Karn III makes valuable contributions and is independent under NYSE guidelines. Mr. Karn served as a party-appointed arbitrator in a commercial arbitration proceeding involving one of the Company’s subsidiaries from 2000-2002 (prior to joining the Board), receiving approximately $60,000 in total compensation for these services. Mr. Karn is also a director of Natural Resource Partners, a coal-oriented master limited partnership. If the Board were to consider any transactions involving Natural Resource Partners, Mr. Karn would not participate in any related discussions or deliberations. The Board has concluded that these relationships are not material to the Company or Mr. Karn and do not impair, or appear to impair, Mr. Karn’s independent judgment.
      The Board of Directors has determined that Henry E. Lentz makes valuable contributions and is independent under NYSE guidelines. This determination reflects a change from last year, when out of an abundance of caution and based solely on perception issues the Board chose not to deem Mr. Lentz independent. Following the passage of time and a thorough review of all relevant facts and circumstances, the Board now believes that any potential perception issues have been addressed and that Mr. Lentz should be deemed fully independent. The Board reviewed Mr. Lentz’ current consulting and former employment roles with Lehman Brothers and its Merchant Banking Group, which manages the Merchant Banking Fund. The Board has determined that these relationships are no longer material to the Company, since the Merchant Banking Fund sold its remaining interest in the Company in March 2004. The Board also has determined that the Services Review Procedures are sufficient, and that Mr. Lentz’s independence is not impaired by the investment banking services provided by Lehman Brothers. After considering all relevant facts and circumstances, the Board has determined that none of these relationships impairs, or appears to impair, Mr. Lentz’s independent judgment.
      The Board of Directors has determined that William C. Rusnack makes valuable contributions and is independent under NYSE guidelines. Mr. Rusnack serves on the Board of the St. Louis Science Center, a non-profit organization that receives annual contributions of approximately $25,000 from the Company. The Company’s contributions are not material, representing substantially less than 2% of the Science Center’s total annual charitable contributions. The Board has concluded that this relationship does not impair, or appear to impair, Mr. Rusnack’s independent judgment.
      The Board of Directors has determined that Dr. James R. Schlesinger makes valuable contributions and is independent under NYSE guidelines. The Board reviewed Dr. Schlesinger’s role as a senior advisor to senior executives of Lehman Brothers, and the fact that he was an investor in one of the funds comprising the Merchant Banking Fund. Dr. Schlesinger’s consulting relationship is not related to the Company, and he had no direct or indirect control over any of the funds that previously owned Company stock. After considering all relevant facts and circumstances, the Board has determined that none of these relationships is material or impairs, or appears to impair, Dr. Schlesinger’s independent judgment.
      The Board of Directors has determined that Dr. Blanche M. Touhill makes valuable contributions and is independent under NYSE guidelines. The Company contributes approximately $5,000 annually to the University of Missouri — St. Louis, where Dr. Touhill served as Chancellor before retiring in 2002. Dr. Touhill is also a director of the St. Louis Science Center, which receives annual contributions of approximately $25,000 from the Company. These contributions are not material, and represent substantially less than 2% of each organization’s total annual charitable contributions. After considering all relevant facts and circumstances, the Board has determined that none of these relationships impairs, or appears to impair, Dr. Touhill’s independent judgment.
      The Board of Directors has determined that Sandra Van Trease makes valuable contributions and is independent under NYSE guidelines. Prior to December 2004, Ms. Van Trease served on the advisory board of U.S. Bank, N. A. (St. Louis), which maintains various commercial banking relationships with the Company, as described above. Ms. Van Trease did not solicit these commercial relationships and was not involved in any related discussions or deliberations. The Board of Directors has concluded that this relationship is not material to the Company and does not impair, or appear to impair, Ms. Van Trease’s independent judgment.
      The Board of Directors has determined that Alan H. Washkowitz makes valuable contributions and is independent under NYSE guidelines. This determination reflects a change from last year, when out of an abundance of caution and based solely on perception issues the Board chose not to deem Mr. Washkowitz independent. Following the passage of time and a thorough review of all relevant facts and circumstances, the Board now believes that any potential perception issues have been addressed and that Mr. Washkowitz should be deemed fully independent. The Board reviewed Mr. Washkowitz’s employment relationship with Lehman Brothers and his role with the Merchant Banking Fund. The Board has determined that these relationships are no longer material to the Company, since the Merchant Banking Fund sold its remaining interest in the Company in March 2004. The Board also has determined that the Services Review Procedures described above are sufficient, and that Mr. Washkowitz’s independence is not impaired by the investment banking services provided by Lehman Brothers. After considering all relevant facts and circumstances, the Board has determined that none of these relationships impairs, or appears to impair, Mr. Washkowitz’s independent judgment.
      The Board specifically noted that its members have always acted independently and in the best interests of the Company and its stockholders, regardless of any potential perception issues or whether they satisfy the NYSE’s technical independence criteria.
Compensation of Directors
      Directors who are employees of the Company receive no additional pay for serving as directors. Each director who is not an employee of the Company (a “non-employee director”) is paid an annual cash retainer of $45,000. Committee chairpersons other than the Audit Committee Chair also receive an annual $3,500 cash retainer for committee service. The Audit Committee Chair receives a $10,000 annual cash retainer, and other Audit Committee members receive $5,000 annual cash retainers for committee service. Non-employee directors also receive $1,500 for each day that they attend Board and/or committee meetings. The Company pays the travel and accommodation expenses of directors to attend meetings and other corporate functions.
      Non-employee directors receive options to purchase 2,000 shares of Company Common Stock (1,000 shares prior to March 2005 stock split) and a grant of restricted stock valued at $50,000 when they are first elected to the Board of Directors. The shares subject to the restricted stock awards vest after three years if the recipient continues to serve on the Board of Directors. Non-employee directors also receive annual stock option grants valued at $25,000 (based on Black-Scholes methodology). All non-employee director stock options are granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. These options vest in one-third increments over three years and expire ten years after grant. In the event of a change of control of the Company, any previously unvested options will vest and all restrictions related to the restricted stock awards will lapse.
Board Attendance and Executive Sessions
      The Board of Directors met ten times in 2004. During that period, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served that were held during his or her tenure as director, and average attendance was 96%. Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. In addition, if the Board of Directors determines that any non-management directors are not independent under criteria established by the New York Stock Exchange, an executive session comprised solely of independent directors will be held at least once a year. During 2004, the Company’s non-management directors met in executive session six times. The chair of each executive session is selected in advance by non-management directors and is rotated at each meeting so that (i) the same non-management director does not lead two consecutive sessions, and (ii) to the extent practical, each non-management director has an opportunity to serve as chair before repeating the rotational cycle.
Committees of the Board of Directors
      The Board has appointed four standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on the Company’s website (www.peabodyenergy.com) by clicking on

“Investor Info,” and then “Corporate Governance” and is available in print to any stockholder who requests it. A description of each committee and its current membership follows:

Compensation Committee
      The members of the Compensation Committee are Robert B. Karn III (Chair), B. R. Brown and William E. James (since July 2004). Dr. Touhill served on the Compensation Committee prior to July 2004. The Board of Directors has affirmatively determined that, in its judgment, all members of the Compensation Committee are independent under rules established by the New York Stock Exchange.
      The Compensation Committee met ten times during 2004. Some of the primary responsibilities of the Compensation Committee include the following:

•	To annually review and approve corporate goals and objectives relevant to the Company’s CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and together with the other independent members of the Board of Directors, determine and approve the CEO’s compensation levels based on this evaluation.

•	To annually review with the CEO, the performance of the Company’s executive officers and make recommendations to the Board of Directors with respect to the compensation of such officers.

•	To annually review and approve for the CEO and the executive officers, base salary, annual incentive opportunity and long-term incentive opportunity and as appropriate, employment agreements, severance agreements, change in control provisions and any special supplemental benefits.

•	To administer the Company’s annual and long-term incentive programs.

•	To periodically assess the Company’s director compensation program and, when appropriate, recommend modifications for Board consideration.

•	To review and make recommendations to the Board of Directors in conjunction with the CEO, as appropriate, with respect to succession planning and management development.

•	To make regular reports on its activities to the Board of Directors.
      A separate Report of the Compensation Committee on Executive Compensation is set forth on pages 26 through 30 of this Proxy Statement.

Executive Committee
      The members of the Executive Committee are Gregory H. Boyce (Chair since March 2005), Irl F. Engelhardt (Chair prior to March 2005), William A. Coley (since January 2005), Henry E. Lentz and William C. Rusnack. Mr. Washkowitz served on the Executive Committee until January 2005. The Executive Committee met eleven times during 2004.
      When the Board of Directors is not in session, the Executive Committee will have all of the power and authority as delegated by the Board of Directors, except with respect to:

•	Amending the Company’s certificate of incorporation and bylaws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	Recommending to stockholders a dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock; and

•	Appointing members of Board committees.

Nominating and Corporate Governance Committee
      The members of the Nominating and Corporate Governance Committee are Blanche M. Touhill (Chair), Henry Givens, Jr. (since July 2004), James R. Schlesinger (since July 2004) and Alan H. Washkowitz (since January 2005). Messrs. Karn and Rusnack served on the Nominating and Corporate Governance Committee prior to July 2004. The Board of Directors has affirmatively determined that, in its judgment, all members of the Nominating and Corporate Governance Committee are independent under rules established by the New York Stock Exchange.
      The Nominating and Corporate Governance Committee met ten times during 2004. Some of the primary responsibilities of the Nominating and Corporate Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board of Directors;

•	To advise the Board of Directors on matters related to corporate governance;

•	To assist the Board of Directors in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board of Directors on matters related to corporate social responsibility;

•	To ensure that the Company maintains an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board; and

•	To make regular reports on its activities to the Board of Directors.

Audit Committee
      The members of the Audit Committee are William C. Rusnack (Chair), Robert B. Karn III and Sandra Van Trease. The Board of Directors has affirmatively determined that, in its judgment, each member of the Audit Committee meets all applicable independence standards established by the New York Stock Exchange. The Board of Directors also has determined that each of Messrs. Rusnack and Karn and Ms. Van Trease is an “audit committee financial expert” under rules and regulations adopted by the Securities and Exchange Commission.
      The Audit Committee met thirteen times during 2004. The Audit Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of the Company’s financial statements and financial reporting processes;

•	The Company’s systems of internal accounting and financial controls and disclosure controls;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	Compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board of Directors.
      Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint the Company’s independent registered public accounting firm, which shall report directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with the Company’s independent registered public accounting firm;

•	To ensure that the Company maintains an internal audit function and review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with the Company’s financial management, internal audit management and independent registered public accounting firm to review matters relating to the Company’s internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to the Company’s financial condition;

•	To oversee the Company’s financial reporting process and to review in advance the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K, annual reports to stockholders, proxy materials and earnings press releases;

•	To review the Company’s guidelines and policies with respect to risk assessment and risk management, and to monitor the Company’s major financial risk exposures and steps management has taken to control such exposures; and

•	To make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee has reviewed and discussed the Company’s audited financial statements and management’s report on internal control over financial reporting as of and for the fiscal year ended December 31, 2004 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal control over financial reporting and the financial statements, while Ernst & Young is responsible for conducting its audit in accordance with the standards of the Public Accounting Oversight Board (United States), including Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Connection with an Audit of Financial Statements, and expressing opinions on the Company’s financial statements in accordance with U.S. generally accepted accounting principles, management’s report on internal control over financial reporting, and the effectiveness of internal controls over financial reporting.
      The Audit Committee reviewed with Ernst & Young the overall scope and plans for their audit of the Company’s financial statements, management’s report on internal control over financial reporting, and the effectiveness of internal controls over financial reporting. The Audit Committee also discussed with Ernst & Young matters relating to the quality and acceptability of the Company’s accounting principles, as applied in its financial reporting processes, as required by Statement of Auditing Standards (SAS) No. 61 and SAS No. 90. In addition, the Audit Committee reviewed and discussed with Ernst & Young the auditor’s independence from management and the Company, as well as the matters included in written disclosures received from Ernst & Young as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. As part of its review, the Audit Committee reviewed fees paid to Ernst & Young and considered whether Ernst & Young’s performance of non-audit services for the Company was compatible with the auditor’s independence.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

WILLIAM C. RUSNACK, CHAIR
ROBERT B. KARN III
SANDRA VAN TREASE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FEES
      Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2004 and has been appointed to serve in that capacity again for fiscal 2005, subject to ratification by the Company’s stockholders (see Item 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm on page 32 of this Proxy Statement).
      The following fees were paid to Ernst & Young for services rendered during the Company’s last two fiscal years:

•	Audit Fees: $2,680,000 (for the fiscal year ended December 31, 2004) and $1,043,000 (for the fiscal year ended December 31, 2003) for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company Forms 10-Q and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for those fiscal years. Audit Fees increased significantly during 2004 due to the increased procedural requirements of Sarbanes-Oxley, including a first-time requirement that Ernst & Young attest to management’s assessment of internal control over financial reporting and the effectiveness of internal controls over financial reporting.

•	Audit-Related Fees: $225,000 (for the fiscal year ended December 31, 2004) and $185,000 (for the fiscal year ended December 31, 2003) for assurance-related services for audits of employee benefit plans, due diligence services related to acquisitions or divestitures and consultation services related to proposed or newly released accounting standards.

•	Tax Fees: $733,000 (for the fiscal year ended December 31, 2004) and $551,000 (for the fiscal year ended December 31, 2003) for tax compliance, tax advice and tax planning services.
      Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
      Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.
      Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, and (10) expert services unrelated to audit.

      During the fiscal year ended December 31, 2004, all of the services described under the headings “Audit-Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to the procedures described above.
CORPORATE GOVERNANCE MATTERS
      Good corporate governance has been a priority at Peabody Energy for many years — long before the recent public focus on corporate reforms. The Company’s key governance practices are outlined in its Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on the Company’s Corporate Governance webpage (www.peabodyenergy.com on the Internet) by clicking on “Investor Info,” and then “Corporate Governance,” and are available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to the Company’s directors, Chief Executive Officer, Chief Financial Officer, Controller and other Company personnel.
      The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Some of the key corporate governance practices adopted by the Company include the following:

•	At least a majority of the Company’s directors must meet the criteria for independence established by the New York Stock Exchange.

•	The non-management members of the Board of Directors are required to meet at least quarterly in executive session, without management.

•	The Compensation Committee regularly evaluates the Company’s management succession and development plan and reports its findings and recommendations to the Board at least annually.

•	Directors have full and free access to the Company’s officers and employees.

•	The Board and each committee has the power to hire independent legal, financial and other advisors without consulting or obtaining the advance approval of any officer.

•	Each director participates in a director orientation program shortly after his or her election, and is encouraged to periodically pursue, at the Company’s expense, appropriate continuing education programs.

•	The Board and its committees conduct annual performance reviews to evaluate whether they are functioning effectively and to determine what actions, if any, could improve their performance. The Board and each committee completed their most recent performance evaluations in February 2005.

•	The Board has greatly increased the financial skills, industry experience and independence of its members. Eleven of the Board’s thirteen members are now independent under NYSE rules.

•	Each Board committee has a written charter that clearly establishes its roles and responsibilities.

•	The Audit, Compensation, and Nominating and Corporate Governance Committees are comprised entirely of directors who are independent under NYSE rules.

•	The Company maintains a clear Code of Business Conduct and Ethics (including a financial code of ethics) applicable to directors, officers and employees.

•	The Company has established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters.

•	The Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor to ensure that such services do not impair the auditor’s independence.

Stockholder Communications with the Board of Directors
      The Board of Directors has adopted the following procedures for stockholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs (collectively, “Stockholder Communications”):
      Stockholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Peabody Energy Corporation, 701 Market Street, St. Louis, MO 63101. The Chairman will forward such Stockholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board of Directors. If a Stockholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director or Committee Chair, the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.
      If a Stockholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to the Company’s Vice President and General Counsel at 701 Market Street, St. Louis, Missouri 63101. The Vice President and General Counsel will promptly forward a copy of such Stockholder Communication to the Chairman of the Audit Committee and, if appropriate, the Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.
      If a stockholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such Stockholder Communications should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Nominating and Corporate Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.
      At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks and/or harassment purposes.
      Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s Annual Meeting of Stockholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts. Each of the Company’s twelve then-incumbent directors attended the last Annual Meeting of Stockholders in May 2004.
Overview of Director Nominating Process
      The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor the Company’s performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to the Company. As such, current Board members possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including finance and accounting, operations, environmental management, education, governmental affairs and administration, and healthcare. When evaluating potential members, the Board seeks to enlist the services of candidates who possess the highest ethical standards, and a combination of skills and experience which the Board determines are the most appropriate at that time to meet its objectives. The Board believes all candidates should be committed to creating value over the long-term and to serving the best interests of the Company and all of its stockholders.
      The Nominating and Corporate Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board of Directors. The Committee will consider director candidates submitted by stockholders. Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the stockholder and the candidate;

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.
      The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee when filling Board positions.
      Stockholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Separate procedures apply if a stockholder wishes to nominate a director candidate at the 2006 Annual Meeting. Those procedures are described on page 40 of this Proxy Statement under the heading “Information About Stockholder Proposals.”
      Pursuant to its charter, the Committee must review with the Board of Directors, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting and/or administration.

•	Candidates should possess the highest personal and professional ethics, integrity and values. Candidates also should be committed to representing the long-term interests of the Company and all of its stockholders.

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making.

•	Candidates need to possess expertise that is useful to the Company and complementary to the background and experience of other Board members.

•	Candidates need to be willing to devote sufficient time to Board and Committee activities and to enhance their knowledge of the Company’s business, operations and industry.
      The Committee will consider candidates submitted by a variety of sources (including, without limit, incumbent directors, stockholders, Company management and third party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/ she is potentially qualified to serve on the Board. At that time, the Committee also will consider potential nominees submitted by stockholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members or other sources.
      After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidate and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.
      The Committee believes this process has consistently produced highly qualified, independent Board members to date. However, the Committee may choose, from time to time, to use additional resources (including independent third party search firms) after determining that such resources could enhance a particular director search. The Committee has not used third party firms in connection with prior searches.

OWNERSHIP OF COMPANY SECURITIES
      The following table sets forth information as of March 1, 2005 with respect to persons or entities who are known to beneficially own more than 5% of the Company’s outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group.
Beneficial Owners of More Than Five Percent, Directors and Management

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

FMR Corp.	9,324,022	7.1%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	7,373,400	5.6%
75 State Street Boston, MA 02109
Gregory H. Boyce	456,900	*
B. R. Brown	3,336	*
William A. Coley	2,930	*
Irl F. Engelhardt	1,182,294	0.9%
Henry Givens, Jr.	2,930	*
William E. James	23,124	*
Robert B. Karn III	9,760	*
Henry E. Lentz	2,784	*
Richard A. Navarre	86,554	*
William C. Rusnack	9,380	*
James R. Schlesinger	9,388	*
Blanche M. Touhill	9,388	*
Sandra Van Trease	10,160	*
Roger B. Walcott, Jr.	50,248	*
Alan H. Washkowitz	2,784	*
Richard M. Whiting	156,476	*
All directors and executive officers as a group (19 people)	2,232,946	1.7%

(1)	Amounts shown are based on the latest available filings on Form 13G or other relevant filings made with the Securities and Exchange Commission (“SEC”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Includes shares issuable pursuant to stock options exercisable within 60 days after March 1, 2005, as follows: Mr. Boyce, 435,924; Mr. Brown, 668; Mr. Coley, 668; Mr. Engelhardt, 849,934; Dr. Givens, 668; Mr. Lentz, 668; Mr. Navarre, 23,840; Mr. Whiting, 71,354; Mr. James, 19,364; Mr. Karn, 2,504; Mr. Rusnack, 5,564; Dr. Schlesinger, 5,564; Dr. Touhill, 5,564, Ms. Van Trease, 2,504; Mr. Washkowitz, 668; and all directors and executive officers as a group, 1,516,430. Also includes shares of restricted stock that remain unvested as of March 1, 2005 as follows: Mr. Boyce, 20,000; Mr. Brown, 2,668; Mr. Coley, 2,262; Dr. Givens, 2,262; Mr. Karn, 3,656; Mr. Lentz, 2,116; Ms. Van Trease, 3,656; Mr. Washkowitz, 2,116; and all directors and executive officers as a group, 38,736.

(3)	Amounts shown in this table and footnotes have been adjusted to reflect the effects of the Company’s 2-for-1 stock split announced in March 2005. However, as indicated on page 4 of this Proxy Statement, stockholders will only be entitled to vote the number of pre-split shares they held as of the March 15, 2005 record date for the Annual Meeting.

(4)	Asterisk (*) indicates that the applicable person owns less than one percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance
      The Company’s executive officers and directors and persons beneficially holding more than ten percent of the Company’s Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company files these reports of ownership and changes in ownership on behalf of its executive officers and directors. To the best of the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company during the fiscal year ending December 31, 2004, and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed.

EXECUTIVE COMPENSATION
      The following table summarizes the annual and long-term compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for their service to the Company during the periods indicated.
Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Restricted		Securities
	Fiscal			Stock		Underlying	LTIP	All Other
	Period	Salary	Bonus	Awards		Options	Payments	Compensation
Name and Principal Position	Ended	($)	($)	(#)(1)		(#)(1)(2)	($)(3)	($)(4)

Irl F. Engelhardt	12/31/04	975,000	1,659,450	—		101,908	3,190,494	103,273
Chairman, Chief Executive	12/31/03	875,000	1,500,000	—		82,220	594,484	94,693
Officer and Director	12/31/02	739,583	280,000	—		80,976	—	69,673
Gregory H. Boyce(5)	12/31/04	659,750	838,403	—		46,484	—	184,480
President, Chief Operating	12/31/03	162,500	415,000	20,000	(6)	661,282	—	215,026
Officer and Director	12/31/02	—	—	—		—	—	—
Richard M. Whiting	12/31/04	506,250	666,156	—		23,838	1,246,909	52,134
Executive Vice President —	12/31/03	462,200	410,136	—		30,148	232,331	48,467
Sales, Marketing and	12/31/02	432,500	70,400	—		31,646	—	39,389
Trading
Richard A. Navarre	12/31/04	469,938	670,030	—		31,200	880,087	48,700
Executive Vice President	12/31/03	432,438	420,000	—		29,120	164,004	44,000
and Chief Financial Officer	12/31/02	323,542	119,000	—		22,338	—	28,737
Roger B. Walcott, Jr.	12/31/04	431,725	413,770	—		20,380	1,173,449	44,031
Executive Vice President —	12/31/03	421,225	374,000	—		28,434	218,672	43,040
Corporate Development	12/31/02	407,500	80,000	—		29,784	—	37,094

(1)	Share amounts adjusted to reflect 2-for-1 stock split effected by the Company in March 2005.

(2)	Represents number of shares of Common Stock underlying options.

(3)	Long-term performance awards earned in fiscal year 2004 were based on achievement of performance objectives for the period January 2, 2002 to December 31, 2004.

(4)	Includes annual matching contributions and performance contributions to qualified and non-qualified savings and investment plans on behalf of the named executives in the following amounts: Mr. Engelhardt, $98,500; Mr. Boyce, $66,365; Mr. Whiting, $50,875; Mr. Navarre, $48,196; and Mr. Walcott, $43,344. In

addition, relocation in the amount of $116,432 is included for Mr. Boyce. All remaining amounts are for group term life insurance.

(5)	Mr. Boyce was employed by the Company effective October 1, 2003.

(6)	Dividends are paid with respect to these shares at the rate applicable to all outstanding shares of Common Stock.

      The following table sets forth information concerning the grant of stock options to each of the Company’s executive officers listed on the Summary Compensation Table above during the fiscal year ended December 31, 2004. The exercise price for all options granted is equal to the fair market value of the Company’s Common Stock on the date of grant, adjusted to reflect the 2-for-1 stock split effected by the Company in March 2005.
Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees	Exercise or
	Granted	in Fiscal	Base Price	Expiration	5%(3)	10%(3)
Name	(#)(1)(2)	Year	($/share)(2)	Date	($)	($)

Irl F. Engelhardt	101,908	9.45%	20.97	1/02/14	1,344,275	3,406,657
Gregory H. Boyce	46,484	4.31%	20.97	1/02/14	613,173	1,553,902
Richard M. Whiting	23,838	2.21%	20.97	1/02/14	314,449	796,874
Richard A. Navarre	20,972	1.94%	20.97	1/02/14	276,643	701,068
	10,228	0.95%	24.45	6/15/14	157,238	398,473
Roger B. Walcott, Jr.	20,380	1.89%	20.97	1/02/14	268,834	681,278

(1)	Other material terms of these options are described under the caption “Stock Options” in the Report of the Compensation Committee on page 28 of this Proxy Statement.

(2)	Share amounts and exercise prices adjusted to reflect 2-for-1 stock split effected by the Company in March 2005.

(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the Company’s Common Stock price. The dollar amounts reflect an assumed annualized growth rate, as indicated, in the market value of the Company’s Common Stock from the date of grant to the end of the option term.
      The following table sets forth information concerning the exercise of stock options by the executive officers listed on the Summary Compensation Table above, and the number and value of securities underlying unexercised options held by such executive officers as of December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options
	Acquired		Fiscal Year-End		at Fiscal Year-End(1)
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)(2)	($)	(#)(2)	(#)(2)	($)	($)

Irl F. Engelhardt	88,000	2,187,152	805,566	806,848	25,757,442	25,888,725
Gregory H. Boyce	200,000	2,979,891	420,428	87,338	9,333,405	1,908,270
Richard M Whiting	100,000	2,396,624	72,812	272,088	2,009,790	8,517,547
Richard A. Navarre	52,592	1,058,599	7,142	252,244	188,942	7,743,843
Roger B. Walcott, Jr.	89,212	2,021,974	0	266,868	0	8,403,898

(1)	Values are calculated based on the closing price of Peabody Energy Corporation Common Stock on December 31, 2004 (i.e., $80.91 per share) less the applicable exercise price, in each case adjusted to reflect the Company’s March 2005 2-for-1 stock split. The stock split does not affect the monetary value of stock options.

(2)	Amounts adjusted to reflect 2-for-1 stock split effected by the Company in March 2005.
      The following table sets forth information concerning the grant of performance units to each of the Company’s executive officers listed on the Summary Compensation Table above during the fiscal year ended December 31, 2004. Except as otherwise shown in the table, the performance period with respect to such awards is January 2, 2004 through December 31, 2006.
Long-Term Incentive Plans —
Awards in Last Fiscal Year

	Number of Shares,	Performance or Other
	Units or Other	Period Until
Name	Rights (#)(1)(2)	Maturation or Payout

Irl F. Engelhardt	51,320	1/2/04 - 12/31/06
	93,722	8/1/04 - 12/31/06
Gregory H. Boyce	23,410	1/2/04 - 12/31/06
Richard M. Whiting	12,004	1/2/04 - 12/31/06
Richard A. Navarre	10,562	1/2/04 - 12/31/06
Roger B. Walcott, Jr.	10,262	1/2/04 - 12/31/06

(1)	The material terms of these performance units are described under the caption “Performance Units” in the Report of the Compensation Committee on page 28 of this Proxy Statement.

(2)	Amounts adjusted to reflect the Company’s March 2005 2-for-1 stock split.
Equity Compensation Plan Information
      The following table below provides information regarding the Company’s equity compensation plans as of December 31, 2004. Share totals and exercise prices shown in the following table have been adjusted to reflect the Company’s March 2005 2-for-1 stock split.

Number of Securities
	(a)		Remaining Available for
	Number of Securities		Future Issuance Under
	to Be Issued upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
Plan Category	and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	7,234,168	$11.80	8,051,438
Equity compensation plans not approved by security holders	—	—	—

Total	7,234,168	$11.80	8,051,438

Pension Benefits
      The Company’s Salaried Employees Retirement Plan, or pension plan, is a “defined benefit” plan. The pension plan provides a monthly annuity to salaried employees when they retire. A salaried employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

      An individual’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years.
      The Company announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of the employee at December 31, 2000: (1) employees age 50 or older will continue to accrue service at 100%; (2) employees between the ages of 45 and 49 or under age 45 with 20 years or more of service will accrue service at the rate of 50% for each year of service worked after December 31, 2000; and (3) employees under age 45 with less than 20 years of service will have their pension benefits frozen. In all cases, final average earnings for retirement purposes will be capped at December 31, 2000 levels.
      The estimated annual pension benefits payable upon retirement at age 62, the normal retirement age, for the Chief Executive Officer and the other eligible named executive officers are as follows:

Irl F. Engelhardt	$490,008
Richard M. Whiting	264,786
Richard A. Navarre	37,993
Roger B. Walcott, Jr.	24,663
Gregory H. Boyce	—
      The Company has one supplemental defined benefit retirement plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified defined benefit plans.
Employment Agreements
      The Company has entered into employment agreements with each of the named executive officers and with certain other key executives. The terms of the Company’s current employment agreements with the Chief Executive Officer and the Chief Operating Officer are described in this paragraph. These agreements will remain in effect until the end of the year, at which time the amended and restated agreements described in the following paragraph will take effect. The Chief Executive Officer’s and the Chief Operating Officer’s current employment agreements provide for three-year terms that extend day-to-day so that there are at all times remaining terms of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer and the Chief Operating Officer are each entitled to a payment in substantially equal installments equal to three years’ base salary and three times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses paid in the three prior years. The Chief Executive Officer and Chief Operating Officer are each also entitled to a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the Executive was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to other executives. The Chief Executive Officer and Chief Operating Officer will also receive qualified and nonqualified retirement, life insurance, medical and other benefits for three years. In addition to the aforementioned, following a termination without cause or resignation for good reason (as defined in the employment agreement), the Chief Operating Officer will be paid a lump sum of $800,000 if the termination occurs on or after age 52. If the Chief Operating Officer terminates for any reason on or after age 55 or dies or becomes disabled, the lump sum of $800,000 will also be paid. The Chief Operating Officer, upon termination without cause, resignation for good reason, death, disability, or termination for any reason after the earlier of (1) reaching age 55 or (2) five years after being named the Chief Executive Officer is entitled to deferred compensation payable in cash in one of the following amounts: if termination occurs (a) prior to age 55, the greater of (i) the cash equivalent of the fair market value of 40,000 shares of Company common stock on October 1, 2003 plus interest or (ii) an amount equal to the fair market value of 40,000 shares on the date of termination; (b) on or after age 55 but prior to age 62, the greater of (i) the amount referenced in (a) on the date of termination, (ii) $1.6 million, reduced by ..333% for each month that termination occurs before reaching age 62, or (iii) the fair market value of 40,000 shares on the date of termination; (c) on or after age 62, the greater of the amount referenced in (b) on the date of termination or $1.6 million. If the Chief Operating Officer terminates for any other reason and it is prior to the earlier of (1) reaching age 55 or (2) five years after being named the Chief Executive Officer, the deferred compensation amount is forfeited.
      In conjunction with the Company’s succession plan, on March 1, 2005, the Board of Directors elected Gregory H. Boyce as CEO & President effective January 1, 2006. The Board also announced that Irl F. Engelhardt will continue his Chairman & CEO duties through 2005 and will remain employed as Chairman of the Board and senior officer after January 1, 2006. As a result of the announced changes, the Company entered into amended employment agreements with both Mr. Boyce and Mr. Engelhardt, which will be effective January 1, 2006. Mr. Boyce’s amended agreement reflects the same provisions as discussed above, but references his new title, responsibilities and compensation. Mr. Engelhardt’s amended agreement is for a term of two years, which may be extended by mutual agreement. The Company may only terminate employment for cause, disability or death. Mr. Engelhardt may terminate his employment at any time; however, if he terminates employment for good reason, he will be entitled to his base salary through December 31, 2007, a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the Executive was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to other executives. He will also receive qualified and nonqualified retirement, life insurance, medical and other benefits through December 31, 2007.
      Other executives’ employment agreements have either one-year or two-year terms which extend day-to-day so that there is at all times a remaining term of one or two years, respectively. The other key executives are entitled to the following benefits, payable in equal installments over one or two years: (1) one or two times base salary and (2) one or two times the higher of (A) the target annual bonus or (B) the average of the actual annual bonuses paid in the three prior years. In addition, the other executives are entitled to (1) a one-time prorated bonus for the year of termination (based on the Company’s actual performance multiplied by a fraction, the numerator of which is the number of business days the executive officer was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when bonuses, if any, are paid to the Company’s other executives, and (2) qualified and nonqualified pension, life insurance, medical and other benefits for the one or two-year period, as applicable, following termination.
      Under all executives’ employment agreements, the Company is not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage will terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include a noncompetition and nonsolicitation agreement that is effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation agreements, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, the Company will pay additional amounts up to $13 million, in the aggregate, so that executives would be in the same financial position as if the excise taxes were not incurred.
      In 2003, to ensure continued succession planning of key executives, the Company entered into retention agreements with both the Chief Financial Officer and the Executive Vice President — Sales, Marketing & Trading. If the Chief Financial Officer remains employed by the Company through August 28, 2005 and meets applicable performance goals as determined by the Chief Executive Officer, a bonus equal to one time his then base salary will be paid. Following a termination without cause or resignation for good reason, the Chief Financial Officer is entitled to the full retention bonus as of the date of such termination. If employment is terminated as a result of death or Disability (as defined in the Employment Agreement) prior to August 29, 2005, the Chief Financial Officer (or beneficiary) will be entitled to receive a prorated payment (equal to the retention bonus multiplied by a fraction, the numerator, which is the number of full calendar months that will have elapsed during the period beginning August 29, 2003 and ending on the date of termination of employment, and the denominator, which is 24). If employment ends for any reason other than for the above-mentioned reasons prior to August 29, 2005, or if the Chief Financial Officer fails to meet the established performance goals during the retention period, the retention bonus will be forfeited.
      If the Executive Vice President-Sales, Marketing & Trading remains employed by the Company through August 31, 2005 and meets applicable performance goals, as determined by the Chief Executive Officer, he will receive a retention bonus equal to the lesser of (A) the current annual base salary plus the higher of the actual incentive earned in the 2003 or 2004 fiscal years or (B) $1.2 million less certain offsets attributable to pay increases received during the retention period. If employment with the Company is terminated before September 1, 2005, either by the Executive for Good Reason or by the Company without Cause, the Executive will be entitled to receive the retention bonus as of the date of such termination; provided that such retention bonus will be equal to $1,200,000 less certain offsets attributable to pay increases received during the retention period. If employment is terminated before September 1, 2005, as a result of death or Disability (as defined in the Employment Agreement), the Executive (or beneficiary) will be entitled to receive, as of the date of such termination, a prorated payment, as calculated under termination for Good Reason (as described above), (multiplied by a fraction the numerator of which is the number of calendar days that will have elapsed during the period beginning September 1, 2003, and ending on the date of termination, and the denominator of which is 731). If employment ends for any reason other than for the above-mentioned reasons prior to September 1, 2005, or if the Executive fails to meet the established performance goals during the retention period, the retention bonus will be forfeited.
Report of the Compensation Committee
      The Compensation Committee is comprised entirely of independent directors and has the responsibility for the evaluations and compensation of the Company’s executives. The Committee has overall responsibility for monitoring the performance of the Company’s executives and evaluating and approving the Company’s executive compensation plans, policies and programs. The Committee will also review and approve any benefit plans that directly impact the Company’s executives. In addition, the Compensation Committee administers the Company’s annual and long-term incentive plans and programs and periodically assesses the Company’s director compensation program.
      One of the Committee’s primary objectives during 2004 was to consider succession planning for the CEO position and to seek involvement from the full Board in this critical process. The Compensation Committee and Board initiated this process in 2002, evaluating both internal and external candidates to identify the individual who would eventually succeed the current Chairman and Chief Executive Officer. Following an exhaustive review, the Board recruited Gregory H. Boyce as the Company’s new President and Chief Operating Officer in October 2003. During 2004, the Compensation Committee and full Board continued their evaluation of potential CEO candidates and related transition planning issues through a variety of techniques. At the conclusion of this process, the Board of Directors selected Mr. Boyce to succeed Irl Engelhardt as Chief Executive Officer effective January 1, 2006. The Compensation Committee and Board, in conjunction with Messrs. Boyce and Engelhardt, have also developed an orderly transition plan which is currently being implemented. To facilitate a successful transition, Mr. Engelhardt will remain as Chairman of the Board and a senior officer of the Company after January 1, 2006.

Compensation Philosophy
      The fundamental objective of the Company’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and stockholder value.
      The Company’s compensation program is based on the following policies and objectives:

•	Programs will have a clear link to stockholder value.

•	Programs will be designed to support achievement of the Company’s business objectives.

•	Total compensation opportunities will be established at levels which are competitive with marketplace practices and other pertinent criteria, taking into account such factors as executive performance, level of experience and retention value.

•	Variable incentive pay will constitute a significant portion of each executive’s compensation.

•	Incentive pay will be designed to:

•	Reflect company-wide, business unit and individual performance, based on each individual’s position and level; and

•	Incorporate “absolute” (internal) and “relative” (external) performance measures.

•	Programs will be communicated so that participants understand how their decisions affect business results and their compensation.
      With these policies and objectives in mind, the Compensation Committee has designed a pay structure for the named executive officers that incorporates three key components: base salary, annual incentive payments, and long-term incentive compensation consisting of stock options and performance units.

Compensation Program Competitiveness Study
      The Compensation Committee commissioned a compensation analysis conducted by an independent third party in June 2004 to determine whether the Company’s executive compensation programs were consistent with those of other publicly held companies of similar size and in a similar industry. The results of this study confirmed that the Company’s executive compensation programs are consistent with those of other publicly held companies of similar size and in a similar industry, including, but not limited to, those companies that comprise the “Custom Composite Index” component of the “Stock Performance Graph” included in the Company’s 2005 Proxy Statement. The Compensation Committee will continue to periodically review the Company’s executive compensation programs to ensure that such programs remain competitive and continue to meet their objectives.

Annual Base Salary
      Based upon the above-referenced study, the Compensation Committee reviewed the base salaries of the Company’s executive officers to ensure competitiveness in the marketplace. The Compensation Committee will continue to review the base salaries of the named executive officers to ensure salaries continue to reflect marketplace practices and take into account performance, experience and retention value.

Annual Incentive Plan
      The Company’s annual incentive compensation plan provides opportunities for key executives to earn annual cash incentive payments tied to the successful achievement of pre-established objectives.
      All annual incentive plan participants are assigned threshold, target and maximum incentive percentages. If performance does not meet the threshold level, no incentive is earned. At threshold levels, the incentive that can be earned generally equals 50% of the target incentive. The target incentive represents the level of compensation that is considered to be required to stay competitive with the desired pay position in the market. Target incentive payments generally are received for achieving budgeted financial goals and meeting individual performance goals. Maximum incentive payments generally are received when financial goals and individual performance goals are significantly exceeded. A participant’s annual incentive opportunity is based upon his or her level of participation in the incentive plan. The incentive opportunity increases based upon an executive’s potential to affect operations or profitability.
      Awards for corporate employees, including the Chief Executive Officer, are based on achievement of corporate and individual performance goals. Awards to operating employees are based on achievement of a combination of corporate, business unit and individual performance goals. Achievement of corporate performance is determined by comparing the Company’s actual performance against objective goals, and achievement of individual goals is determined by evaluating a combination of both objective and subjective performance measures. All goals are established by the Company and reviewed and approved by the Compensation Committee at the beginning of each calendar year. In 2004, the performance measures for the named executive officers included Adjusted EBITDA, Value Creation and individual performance.
      All award payments to the named executive officers are subject to the review and approval of the Compensation Committee. In addition, the Chief Executive Officer’s award payment is subject to the review and approval of the independent members of the Board of Directors.

2004 Incentive Payments
      For the fiscal year ended December 31, 2004, the Company awarded annual incentive payments to the Chief Executive Officer and the other four named executive officers, as reflected in the bonus column of the summary compensation table. Other eligible executives were paid under the same annual incentive plan. Annual incentive payouts for 2004 were based on the Company’s achievement of goals for Adjusted EBITDA, Value Creation and individual performance. The cash awards are intended to link executive performance, annual performance measures and long-term stockholder value.

Long-Term Incentives
      The Compensation Committee has determined that a long-term incentive opportunity will be made available to each of the Company’s named executive officers through annual awards of stock options and performance units. The targeted value of these awards generally is split equally between stock options and performance units and ranges from 100% to 225% of base salary for each of the named executive officers. The Compensation Committee intends that these long-term incentive opportunities be competitive and based on actual Company performance.

Stock Options
      The Company’s stock option program is a long-term plan designed to create a direct link between executive compensation and increased stockholder value. The targeted value of annual option awards to the named executive officers ranges from 50% to 112.5% of base salary as described above, but awards can deviate from these guidelines at the discretion of the Compensation Committee. The Company uses a Black-Scholes valuation model to establish the value of its stock option grants. The grants are currently made in the form of nonqualified stock options.
      All stock options are granted at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. Stock options generally vest in one-third increments over a period of three years; however, options will immediately vest upon a change of control of the Company or upon an employee’s death, disability or a recapitalization event. Options expire ten years from the date of grant.

Performance Units
      Certain key executives are eligible to receive long-term incentive awards in the form of performance units. The targeted value of performance unit awards to the named executive officers ranges from 50% to 112.5% of base salary as described above, but awards can deviate from these guidelines at the discretion of the Compensation Committee. Performance units awarded in 2004 will be payable in cash, if earned. For units awarded in January 2004, the value of the performance units is tied to the relative performance of the Company’s Common Stock and a three-year Adjusted EBITDA Return on Invested Capital measure. The percentage of the performance units earned is based on the Company’s total stockholder return (TSR) over a period beginning January 2, 2004 and ending December 31, 2006 relative to an industry comparator group (the Industry Peer Group) and the S&P 400 Mid Cap Index (together weighted 50% of the total award) and Adjusted EBITDA Return on Invested Capital (weighted 50%). TSR measures cumulative stock price appreciation plus dividends. The Industry Peer Group generally is perceived to be subject to similar market conditions and investor reactions as the Company. For this reason, the Industry Peer Group is weighted at 60% while the S&P 400 Mid Cap Index is weighted at 40%.

      Performance payout formulas are as follows:

•	Threshold payouts (equal to 50% of the value of the performance units) begin for TSR performance at the 40th percentile of the Industry Peer Group, the 35th percentile of the S&P 400 Mid Cap Index and a threshold measure for three year Adjusted EBITDA return on invested capital.

•	Target payouts (equal to 100% of the value of the performance units) are based on performance at the 55th percentile of the Industry Peer Group, 50th percentile of the S&P 400 Mid Cap Index and a target measure for three year Adjusted EBITDA return on invested capital.

•	Maximum payouts (equal to 200% of the value of the performance units) are based on performance at the 80th percentile of the Industry Peer Group, the 75th percentile of the S&P 400 Mid Cap Index and a maximum measure for the three year Adjusted EBITDA return on invested capital.

•	No payments will be made if TSR is negative and performance is below the 50th percentile of the Industry Peer Group. Also, the maximum payout cannot exceed 150% of the value of the performance units if TSR is negative and performance is above the 50th percentile of the Industry Peer Group.
      Performance units are issued at a price that equals the average closing price of the Company’s Common Stock during the four weeks of trading immediately following the date of grant. TSR for the Company at the end of the cycle is based on the average closing price during the last four weeks of trading in the performance cycle. Units vest over, and are payable subject to the achievement of performance goals at the conclusion of, the measurement period. Upon a change of control of the Company, a recapitalization event or the executive’s death, disability, retirement or termination without cause, payments by the Company will be paid in proportion to the number of vested performance units based upon the TSR performance as of the date the event occurs.
      For the units awarded in August 2004, the same measures as described above are applicable; however, the maximum award achievable under the grant is 100% of the value of the performance units, not 200%.

Other Plans
      The Company maintains a Deferred Compensation Plan pursuant to which certain executives can defer base, annual incentive and any cash-based long-term incentive compensation. Effective December 8, 2004, the Company amended the Deferred Compensation Plan to no longer allow new contributions.
      The Company also maintains a defined contribution retirement plan, a defined benefit retirement plan (although the plan is being phased out) and other benefit plans for its employees. Executives participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amount that may be contributed by or paid to executives under the plans. In addition, the Company maintains one excess defined benefit retirement plan and one excess defined contribution plan that provides retirement benefits to executives whose pay exceeds legislative limits for qualified benefit plans.

Compensation of the Chief Executive Officer
      Mr. Engelhardt’s base salary is $1,000,000. A review of competitive market data conducted in June 2004 by an independent compensation consultant (selected by and reporting to the Compensation Committee) supports the competitiveness of this salary.
      For the fiscal year ended December 31, 2004, Mr. Engelhardt’s maximum incentive opportunity under the Company’s annual incentive compensation plan was 175% of his base salary, or $1,750,000. The maximum incentive opportunity for the other named executive officers was 150% of their base salary. Based on Company and individual performance for the fiscal year ended December 31, 2004, Mr. Engelhardt was awarded a bonus payout equal to 166% of his current annual base salary, or $1,659,450. The full Board of Directors evaluated Mr. Engelhardt’s performance during 2004, and this evaluation of his individual performance combined with the Company’s performance versus pre-established targets were the major considerations in setting the amount of his annual incentive compensation plan award. The Compensation Committee and the independent members of the Board of Directors approved Mr. Engelhardt’s salary and bonus.

      During the fiscal year ended December 31, 2004, Mr. Engelhardt also received long-term incentive awards consisting of stock options and performance units. The January 2004 awards were made in accordance with the Compensation Committee’s long-term incentive guidelines described above. However, in August 2004, the Committee approved an additional award of performance units to ensure the services of Mr. Engelhardt in his role as CEO through the end of 2005 and his continued service thereafter. The specific terms of such awards are outlined in this report under the captions “Long Term Incentives,” “Stock Options” and “Performance Units,” and in the compensation tables above.

Policy on Deductibility of Compensation Expenses
      Pursuant to Section 162(m) under the Internal Revenue Code, certain compensation paid to executive officers in excess of $1 million is not tax deductible, except to the extent such excess constitutes performance-based compensation. Prior to May 2005, the limit on deductibility will not apply to plans in existence prior to the Company’s initial public offering in 2001. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing incentive compensation plans that apply to periods after May 2005. As a result, a significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Section 162(m). At the same time, the Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its stockholders. In certain cases, the Compensation Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Compensation Committee therefore retains the ability to evaluate the performance of the Company’s executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

MEMBERS OF THE COMPENSATION
COMMITTEE:

ROBERT B. KARN III (CHAIR)
B. R. BROWN
WILLIAM E. JAMES
BLANCHE M. TOUHILL (through July 2004)
Compensation Committee Interlocks and Insider Participation;
Certain Transactions and Relationships
      Messrs. Brown, Karn and James currently serve on the Compensation Committee. Mr. James joined the Compensation Committee effective July 2004. Prior to that time, Dr. Touhill also served as a member of the Compensation Committee. None of these current or former committee members is employed by the Company. A sibling of Mr. Engelhardt, the Company’s Chairman and Chief Executive Officer, is employed as a land manager for a subsidiary of the Company. His compensation (less than $100,000 in 2004) is in accordance with the Company’s employment and compensation practices applicable to employees with similar qualifications, responsibilities and positions.
      Certain members of the Board of Directors are affiliated with Lehman Brothers Inc. Mr. Lentz is an Advisory Director of, Dr. Schlesinger and Mr. James are consultants to, and Mr. Washkowitz is a Managing Director of, Lehman Brothers. During the fiscal year ended December 31, 2004, Lehman Brothers engaged in certain transactions with the Company, as described below. The Board of Directors has instituted procedures requiring the Audit Committee, which is comprised of nonaffiliated and independent members, to approve the use of Lehman Brothers (or its affiliates) for any services.
      On March 23, 2004, Lehman Brothers Merchant Banking Partners II L.P. and affiliates (“Merchant Banking Fund”), the Company’s largest stockholder as of that date, sold 10,267,169 shares of the Company’s common stock in a secondary offering. The Company did not receive any proceeds from the sale of the shares by the Merchant Banking Fund. This offering completed the Merchant Banking Fund’s planned exit strategy and eliminated the remaining portion of their beneficial ownership of the Company. Messrs. Lentz and Washkowitz and Dr. Schlesinger, each being one of the Company’s directors, are investors in certain funds that comprise the Merchant Banking Fund.

      In March 2004, Morgan Stanley and Lehman Brothers served as joint managers in connection with the secondary equity offering described above. Lehman Brothers received from third parties customary underwriting discounts and commissions from the offering. The Company paid no fees to Lehman Brothers related to the secondary equity offerings. Lehman Commercial Paper Inc. was a participant in the Company’s Senior Secured Credit Facility, which was amended in October 2004. Lehman Commercial Paper received $0.02 million of the $2.3 million credit facility amendment fee.
      In March 2004, Lehman Brothers served as the sole underwriter in connection with the Company’s sale in a public offering of 500,000 common units in Penn Virginia Resource Partners, L.P. (“PVR”). Lehman Brothers also served as a securities broker in connection with the Company’s private sale of an additional 200,000 PVR common units in December 2004. Lehman Brothers received customary underwriting discounts and fees, plus reimbursement of certain expenses, for those services.

STOCK PERFORMANCE GRAPH
      The following performance graph compares the cumulative total return on the Company’s Common Stock with the cumulative total return of two indices: (1) Standard & Poor’s MidCap 400 Index, and (2) a peer group comprised of Arch Coal, Inc., Massey Energy Company, Consol Energy, Inc. and Westmoreland Coal Co. The graph assumes that the value of the investment in Company Common Stock and each index was $100 at May 21, 2001, the date of the Company’s initial public offering. The graph also assumes that all dividends were reinvested and that investments were held through December 31, 2004. These indices are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on May 21, 2001
with dividends reinvested

	5/01	12/01	12/02	12/03	12/04

Peabody Energy	$100	$101	$107	$155	$304

S&P MidCap 400 Index	$100	$94	$80	$108	$126

Custom Composite Index	$100	$65	$46	$76	$114

Copyright (C) 2005, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

     In accordance with the rules of the SEC, the information contained in (i) the Report of Compensation Committee beginning on page 26, (ii) the Report of the Audit Committee beginning on page 14 and (iii) the Stock Performance Graph on the preceding page, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROXY ITEM NO. 2)
      The Board of Directors has, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005, subject to ratification by the Company’s stockholders. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Company’s Board are requesting, as a matter of policy, that the stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the Company’s stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.
      Representatives of Ernst & Young LLP are expected to be present at the meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by stockholders. For additional information regarding the Company’s relationship with Ernst & Young, please refer to “Appointment of Independent Registered Public Accounting Firm and Fees” and “Report of the Audit Committee” on pages 14 and 15 of this Proxy Statement.
      The Board of Directors unanimously recommends a vote “FOR” Item 2, which ratifies the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005.
APPROVAL OF INCREASE IN AUTHORIZED SHARES
(PROXY ITEM NO. 3)
      On February 28, 2005, the Board of Directors approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and directed that the amendment be submitted to the stockholders of the Company for their approval.
      The proposal would amend the Third Amended and Restated Certificate of Incorporation to increase the total authorized capital stock of the Company from 200,000,000 to 450,000,000 shares and to increase the number of authorized shares of Common Stock from 150,000,000 to 400,000,000 shares. No changes would be made to the number of authorized shares of Preferred Stock or Series Common Stock.
      The proposed amendment provides for Section (1) of the Article numbered “Fourth” to be amended to read as follows:

Fourth: (1) The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 450,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), 10,000,000 shares of Preferred Stock, par value $0.01 per share

(the “Preferred Stock”) and 40,000,000 shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

The remaining text of the Article numbered “Fourth” would remain unchanged.
      The Company is currently authorized to issue 150,000,000 shares of Common Stock. As of the record date for the Annual Meeting, 65,341,383 shares of Common Stock were issued and outstanding, and 5,035,025 shares of Common Stock were reserved for issuance pursuant to the Company’s long-term incentive and employee stock purchase plans. As a result of the 2-for-1 stock split of the Common Stock announced by the Company on March 3, 2005, 130,682,766 shares of Common Stock will be issued and outstanding, and 10,070,050 shares of Common Stock will be reserved for issuance pursuant to the Company’s long-term incentive and employee stock purchase plans, following the distribution of Common Stock on March 30, 2005 pursuant to the stock split. Accordingly, after the distribution for the stock split, there will only be 8,986,004 shares of unissued and unreserved shares of Common Stock available for issuance in addition to 261,180 shares held in treasury.
      The Board of Directors believes that it is advisable and in the best interests of the Company and in the best interest of the Company’s stockholders to have available authorized but unissued shares of Common Stock in an amount adequate to provide for future financing needs. The additional shares will be available for issuance from time to time in the discretion of the Board of Directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by New York Stock Exchange rules), for any proper corporate purpose including, among other things, stock splits, stock dividends, future acquisitions of property or securities of other corporations, convertible debt financing and equity financings. No stockholder has any preemptive rights regarding future issuance of any shares of Common Stock.
      Other than the 2-for-1 stock split announced on March 3, 2005, the Board of Directors has no present plans to issue additional shares of Common Stock. However, the Board of Directors believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of the Company’s stockholders at that time could significantly impair the Company’s ability to meet financing requirements or other objectives.
      The issuance of additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Although the Board of Directors has no present intention of doing so, the Company’s authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly and less likely. The proposed amendment to the Third Amended and Restated Certificate of Incorporation is not being recommended in response to any specific effort of which we are aware to obtain control of the Company, nor is the Board of Directors currently proposing to stockholders any anti-takeover measures.
      The Board unanimously recommends that the Company’s stockholders vote “FOR” Item 3, to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 150,000,000 shares to 400,000,000 shares.

STOCKHOLDER PROPOSALS
(PROXY ITEMS 4, 5 AND 6)
      The following stockholder proposals and supporting statements, for which the Board of Directors and the Company accept no responsibility, appear as received by the Company. Following each stockholder proposal is the Company’s Statement in Opposition.

Stockholder Proposal Regarding Director Independence (Proxy Item No. 4)
      The Amalgamated Bank LongView MidCap 400 Index Fund, 11-15 Union Square, New York, New York 10003, which represented that it is the beneficial owner of 15,300 shares of Common Stock, has advised the Company that it intends to submit the following proposal at the Company’s 2005 Annual Meeting of Stockholders. All references in this proposal to the words “our” or “we” refer to the shareholder proponent, not the Company.
      RESOLVED: The shareholders of Peabody Energy Corporation (“Peabody” or the “Company”) urge the Board of Directors to adopt a policy (without affecting the unexpired terms of directors elected at or before the 2005 annual meeting) of nominating independent directors who, if elected by the shareholders, would constitute two-thirds of the Board. For purposes of this proposal, the term “Independent Director” shall mean a director who is not or who, during the past five years, has not been:

•	employed by Peabody or one of its affiliates in an executive capacity;

•	an employee or owner of a firm that is a paid adviser or consultant to Peabody or one of its affiliates;

•	employed by a significant Peabody customer or supplier;

•	a party to a personal services contract with Peabody or an affiliate thereof, as well as with Peabody’s Chair, CEO or other executive officer;

•	an employee, officer or director of a foundation, university or other non-profit organization receiving significant grants or endowments from Peabody or one of its affiliates;

•	a relative of an executive of Peabody or one of its affiliates;

•	part of an interlocking directorate in which Peabody’s CEO or another executive officer serves on the board of another corporation that employs the director.
SUPPORTING STATEMENT
      This proposal seeks to establish a level of independence that we believe will promote clear and objective decision-making in the best long-term interest of all shareholders.
      Peabody has a 12-person board that fails to meet the proposed two-thirds standard: It includes one insider (Chairman/ CEO Irl F. Engelhardt), three directors affiliated with Lehman Brothers (Messrs. Lentz, Schlesinger and Washkowitz), a former employee (Mr. James) and an executive of non-profit entities that receive grants from Peabody (Mr. Givens).
      Lehman Brothers has provided significant banking services to the Company in recent years, including service as Peabody’s lead underwriter on its initial public offering. Lehman was paid approximately 35% of Peabody’s total investment banking and related fees in 2003. Also, Lehman Brothers Merchant Banking Partners II L.P. and affiliates were until last year Peabody’s largest shareholder.
      Although all transactions involving Lehman Brothers may have occurred at arms’ length, we do not believe that the current structure is in the best interest of the public investors who own a majority of the outstanding shares. In our view, the best time to provide for diverse perspective and independent governance is sooner, rather than later.
      We believe that a board with a substantial and clear majority of independent directors — and all independent audit, compensation and nominating committees — constitute an essential component of effective corporate governance. An independent board can best represent all shareholders and inspire shareholder confidence in the quality and impartiality of its decision-making processes and the decisions themselves, as well as avoid the appearance of conflicts of interest.
      The standard of independence that we propose is that recommended by the Council of Institutional Investors, an organization of large pension funds that has been a leading advocate of corporate governance reform.
      We urge you to vote FOR this resolution.
COMPANY’S STATEMENT IN OPPOSITION TO PROXY ITEM NO. 4
      The Board of Directors has carefully considered the proposal on Board independence submitted by the Amalgamated Bank LongView MidCap 400 Index Fund (“Proposal”) and notes that it is nearly identical to a proposal submitted by the proponent in 2004, which received the affirmative vote of less than 20% of the shares entitled to vote at last year’s annual meeting of stockholders. The Board of Directors, with the assistance of advisors, has determined that the proposed independence standards set forth in the Proposal exceed the requirements of the New York Stock Exchange (“NYSE”) and that the adoption of these standards would unnecessarily restrict the Company’s ability to attract and retain qualified Board members from a large talent pool of persons with substantial knowledge regarding the Company and its industry. The Board also believes that the Proposal would place the Company at a disadvantage versus its competitors in the coal industry and many other public companies who adhere to the NYSE’s independence standards when recruiting directors. The Board has therefore determined that implementation of the Proposal is not in the best interests of Peabody Energy’s stockholders and recommends that stockholders vote AGAINST the Proposal.
      The Board of Directors has been, and continues to be, a strong proponent of board independence, and has taken effective measures to ensure that at least a majority of its members are independent, as required by NYSE rules. In fact, the Board of Directors has affirmatively determined that eleven of its current thirteen members are independent under NYSE rules. Notwithstanding the Board’s determination, the proponent asserts that several directors are not independent based upon their affiliations with Lehman Brothers Inc. or certain non-profit organizations that receive insignificant charitable contributions from the Company. However, the Board believes that the proponent’s views regarding independence fail to recognize several important factors, including the fact that Lehman Brothers and its affiliates sold their controlling interest in the Company in April 2002 and their remaining interest in the Company effective March 2004. The proponent also ignores the fact that the amount of fees received by Lehman Brothers in 2004 were insignificant (i.e., $1.4 million, or less than 7% of the Company’s 2004 investment banking fees), and that all such fees were subject to special review procedures requiring advance approval by members of the Audit Committee, which are not affiliated with Lehman Brothers. Finally, the Board believes that certain aspects of the Proposal are misleading, including its assertion that one incumbent director (Dr. Givens) fails to satisfy the proposed independence standards as a result of his affiliation with a non-profit organization that receives insignificant charitable contributions from the Company.
      The Board also disagrees with several other aspects of the Proposal. First, the Proposal requests that the Board of Directors adopt a standard for independence that differs from, and is substantially more stringent than, the definition adopted by the NYSE. The Board continues to believe that the definition of independence set forth in the Proposal is too rigid and, unlike the NYSE definition, does not permit the Board to consider “all relevant facts and circumstances” in making the determination as to whether a particular director is independent. The Proposal’s definition of independence also requires a five-year “cooling off” period for a broad class of persons, including former officers and employees of the Company, its affiliates (including significant stockholders), significant customers and suppliers, advisors, consultants, and universities and other non-profit organizations that have received significant grants or endowments from the Company. The Board not only believes that this class of persons is unduly broad and, in some respects, ill-defined, but also that the five-year limitation is excessive and places undue constraints on the Company’s ability to attract and retain qualified directors from a large talent pool of persons with substantial and current knowledge regarding the Company and its industry. In comparison, the NYSE requires a three-year “cooling off” period for a similar, but more narrow and well-defined, group of persons. The Board believes the NYSE approach is more well-

balanced and provides sufficient protection for stockholders, while preserving the Board’s flexibility to select and retain highly qualified Board members who possess experience, knowledge and skills that are particularly relevant to the Company.
      In addition, the Proposal would require that at least two-thirds of the Board of Directors be independent, while the NYSE rules require a majority of independent directors. The Board believes the Proposal’s minimum two-thirds requirement is overly restrictive. On the other hand, the Board fully supports and complies with the NYSE regulations, which were developed using a process that solicited and considered the input of numerous organizations.
      Moreover, the Board of Directors has determined, based on an analysis of other public companies’ governance practices, that significant competitors in the coal industry and the vast majority of public companies comprising the Dow Jones Industrial Average adhere to the NYSE’s independence standards. The Board believes that, by reducing the talent pool of qualified directors, the Proposal would place the Company at a competitive disadvantage versus other listed companies who adhere to the NYSE independence standards when recruiting new directors. The Board also believes that, by limiting the pool of qualified directors, the Proposal would make the Company more susceptible to election contests sponsored by special interest groups who are not committed to serving the best interests of all stockholders. For these reasons, the Board has determined that adherence to NYSE standards serves the best interests of stockholders, while preserving the Company’s ability to select and retain Board members who possess the diversity of experience, knowledge and skills that are essential for the Company to continue to succeed.
Recommendation of the Board of Directors
      The Board of Directors recommends that stockholders vote “AGAINST” the proposal regarding director independence submitted by the Amalgamated Bank LongView MidCap 400 Index Fund (ITEM NO. 4). A vote “AGAINST” this proposal is a vote of support for the Company’s adherence to NYSE independence regulations.

Stockholder Proposal Regarding Classified Board (Proxy Item No. 5)
      The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which represented that it is the beneficial owner of 200 shares of Common Stock, has advised the Company that it intends to submit the following proposal at the Company’s 2005 Annual Meeting of Stockholders. All references in this proposal to the words “our” or “we” refer to the shareholder proponent, not the Company.
RESOLVED: The stockholders of Peabody Energy Corporation (the “Company”) urge the Board of Directors to take necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.
SUPPORTING STATEMENT
      Our Company’s Board of Directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. In our opinion, this directors classification system, which results in only a portion of the Board being elected annually, is not in the best interest of our Company and its stockholders. We believe shareholders should have the opportunity to vote on the performance of the entire Board each year.
      We believe the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.
      A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February 2003) looked at the relationship between corporate governance practices (including classified boards) and firm performance.

The study found a significant positive link between governance practices favoring shareholders (such as annual director elections) and firm value, though the study did not break out the impact of individual governance practices.
      We believe investors increasingly favor requiring annual elections for all directors. The Council of Institutional Investors, the California Public Employees’ Retirement System, and Institutional Shareholder Services have supported this reform. According to the Investor Responsibility Research Center, support for shareholder proposals to repeal classified boards in 2003 rose to an average of 63.4 percent of the votes cast, and a record 29 companies proposed to repeal their classified board structure in 2003.
We believe that electing all directors annually is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders. We therefore urge our fellow stockholders to support this reform.
COMPANY’S STATEMENT IN OPPOSITION TO PROXY ITEM NO. 5
      The Board of Directors has carefully considered the arguments for and against a classified board and recommends a vote “AGAINST” the proposal submitted by the AFL-CIO Reserve Fund for the reasons set forth below.
      Our current system of electing directors by classes has been in effect since we became a public company. Under this method, approximately one-third of our directors are elected each year by stockholders. Electing directors for staggered three-year terms ensures that a majority of directors will always be familiar with the Company’s complex, global operations. Staggered elections also enable new directors to gain access over time to the knowledge and experience of continuing directors, thereby enhancing their familiarity with the Company’s businesses and strategies. This, in turn, promotes the continuity and stability of Board-formulated policies and the Company’s ability to execute its long-term strategies. In view of these and other important stockholder benefits, more than 60% of all public companies in the United States have adopted classified board structures.
      The proposal submitted by the AFL-CIO Reserve Fund incorrectly implies that the Company’s performance is adversely impacted by its classified board structure. However, as the stock performance chart on page 31 of this Proxy Statement clearly demonstrates, the Company has created superior value for its stockholders since its May 2001 IPO, outperforming both its peer group and the broader market indices.
      The Board of Directors believes that the classified structure improves its ability to protect the interests and long-term value of the Company’s stockholders. Importantly, the classified board structure allows directors to make sound strategic decisions for the long term, rather than focusing on short-term profitability. Staggered terms also encourage those who might seek to take control of the Company to negotiate with the Board, which enables the Board to better protect the interests of the stockholders. Because a takeover attempt involving the replacement of directors requires the span of at least two annual meetings, the Board would have more time and leverage to review a takeover proposal, consider alternative proposals, and make recommendations to the stockholders. Although the classified structure enhances a board’s ability to negotiate favorable terms in connection with unfriendly or unsolicited proposals, it does not preclude takeover offers.
      The Board also believes that directors elected to classified three-year terms are no less accountable to stockholders than they would be if elected annually The same standards of performance and responsibility apply regardless of length of term of service. Stockholders enjoy significant opportunity to express their views regarding board performance and composition by replacing directors and electing alternate nominees for the class of directors to be elected each year. For the foregoing reasons, the Board of Directors believes that the benefits of a classified board do not come at the cost of director accountability.
      The existence of a classified board also enhances the independence of non-executive directors. By providing directors with longer assured terms, directors have the latitude to make the difficult decisions which may initially be unpopular but which are, in fact, in the best interests of the Company and the stockholders. Additionally, a classified board and the accompanying longer terms assist the Company in attracting director candidates who are willing, or who prefer, to make longer term commitments to the Company. Longer terms may be more attractive to highly qualified individuals who are likely to be in demand for positions on the board of directors of other companies.
Recommendation of the Board of Directors
      The Board recommends that the stockholders vote “AGAINST” the proposal submitted by the AFL-CIO Reserve Fund to declassify the Board of Directors (ITEM NO. 5).

Stockholder Proposal Regarding Majority Voting Requirement for Election of Directors
(Proxy Item No. 6)
      The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314 which represented that it is the beneficial owner of 6,300 shares of Common Stock, has advised the Company that it intends to submit the following proposal at the Company’s 2005 Annual Meeting of Stockholders. All references in this proposal to the words “our” or “we” refer to the shareholder proponent, not the Company.
RESOLVED: That the shareholders of Peabody Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
SUPPORTING STATEMENT
      Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board of Directors to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or reelected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all of the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.

COMPANY’S STATEMENT IN OPPOSITION TO PROXY ITEM NO. 6
      The Board of Directors has carefully considered the proposal submitted by the Sheet Metal Workers’ National Pension Fund and believes that it is not in the best interests of our stockholders. The proposal would require the Company to use a different voting standard than most other public companies and expose our stockholders to unnecessarily high voting requirements, which could give undue leverage to special interest groups and lead to disruptive votes and Board instability.
      The Company’s current voting system is similar to the primary system used in many elections across the United States. Under this system, the nominees receiving the highest number of valid “For” votes are elected to fill the number of open positions on the Board, even though one or more candidates might not receive a majority of votes cast. This system of voting is the accepted standard for the election of directors at most public companies in the United States. Furthermore, the Company’s stockholders have a history of electing highly qualified, independent directors under this voting system, and the Board of Directors does not believe a change is warranted.
      The Company’s current voting standard is fair and impartial and applies equally to all director nominees, regardless of their source. The Sheet Metal Workers’ proposal, on the other hand, would give special interest groups undue leverage, especially in situations where such groups and other parties are able to withhold votes to disrupt an election. Their proposal also raises a number of other issues and potentially disruptive effects. For example, under the Company’s current voting structure, a stockholder nominee could be elected upon receiving more votes than other nominees, including persons nominated by the Board. However, if the proposal were adopted, the same stockholder nominee might not be elected even if he/she received more votes than an incumbent Board nominee, simply because the stockholder nominee did not receive a majority vote. This result is less democratic and, in the view of the Board, less desirable than the election of directors under the Company’s current standards.
      The Board also believes that the proposal could result in disruptive votes, leading to instability on the Board and uncertainty in the election process. For example, the proposal does not state what would occur if an insufficient number of candidates, or no candidate, receives the requisite number of votes. Consistent with Delaware law, the Company’s bylaws provide that incumbent directors shall hold office until their successors have been duly elected and qualified. Thus, under the proposal, an incumbent candidate who was not recommended for reelection could nevertheless remain in office until his/her successor was elected and qualified, absent resignation or removal for cause. The proposal could also prove impractical and especially disruptive in a situation where competing slates of directors are nominated for election because of the possibility that the division of votes could result in no candidate from any slate receiving the requisite vote. The Board of Directors strongly believes the current voting system represents the most fair and practical way to avoid these types of undesirable outcomes and decide among competing director slates.
      Finally, it is important to note that the Sheet Metal Workers’ proposed voting standard would not have affected the outcome of any previous Board elections. The proposal relies on an extreme example, suggesting that under the Company’s current election process a director could be elected with only 0.01% of the vote. However, since our initial public offering, every director nominee has received the affirmative vote of more than 80% of the shares entitled to vote and present in person or by proxy at the annual meeting of stockholders.
Recommendation of the Board of Directors
      For these reasons, the Board believes that this stockholder proposal would harm the Company’s corporate governance practices and is not in the best interests of our stockholders. Therefore, the Board of Directors recommends that the stockholders vote “AGAINST” the proposal to adopt a policy that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders (ITEM NO. 6).

ADDITIONAL INFORMATION
Information About Stockholder Proposals
      If you wish to submit a proposal for inclusion in next year’s Proxy Statement and proxy, we must receive the proposal on or before December 2, 2005, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101.
      Under the Company’s by-laws, if you wish to nominate a director or bring other business before the stockholders at the 2006 Annual Meeting without having your proposal included in next year’s Proxy Statement:

•	You must notify the Corporate Secretary in writing at the Company’s principal executive offices between January 6, 2006 and February 5, 2006; however, if the Company advances the date of the meeting by more than 20 days or delays the date by more than 70 days, from May 6, 2006, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by the Company’s by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.
      You can obtain a copy of the Company’s by-laws without charge by writing to the Corporate Secretary at the address shown above. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
Householding of Proxies
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
      Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.
      You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 701 Market Street, St. Louis, Missouri 63101 or by telephoning (314) 342-3100.

Additional Filings
      The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed at the Company’s website (www.peabodyenergy.com) by clicking on “Investor Info,” and then “SEC Filings.”
Costs of Solicitation
      The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company has engaged Georgeson Shareholder Communications Inc. to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $8,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation as well as by employees of Georgeson. The Company will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.
OTHER BUSINESS
      The Board of Directors is not aware of any matters requiring stockholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.
      The Company will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the Fiscal Year Ended December 31, 2004. Any such request should be directed to Peabody Energy Corporation, Investor Relations, 701 Market Street, St. Louis, Missouri 63101-1826; telephone (314) 342-3100.

By Order of the Board of Directors,

Jeffery L. Klinger
Vice President, General Counsel
and Corporate Secretary

PEABODY ENERGY
CORPORATION	ADMISSION CARD

Annual Meeting of Stockholders
Friday, May 6, 2005, 10:00 A.M.
Ritz-Carlton Hotel
100 Carondelet Plaza
Clayton, Missouri 63105

If you plan to attend the 2005 Annual Meeting of Stockholders of Peabody Energy Corporation, please detach this form and bring it with you to the meeting. This card will provide evidence of your ownership and enable you to attend the meeting. Attendance will be limited to those persons who owned Peabody Energy Corporation Common Stock as of March 15, 2005, the record date for the Annual Meeting.

When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this card to one of the attendants at the registration desk.

If you do not bring this admission card and your shares are registered in your own name, you will need to present a photo I.D. at the registration desk. If your shares are registered in the name of your bank or broker, you will be required to submit other satisfactory evidence of ownership (such as a recent account statement or a confirmation of beneficial ownership from your broker) and a photo I.D. before being admitted to the meeting.

Stockholder Name:

[PECCM — PEABODY ENERGY CORPORATION] [FILE NAME: ZPEC22.ELX] [VERSION — (3)] [03/28/05] [orig. 03/22/05]

DETACH HERE	ZPEC22

PROXY

PEABODY ENERGY CORPORATION

Proxy/Voting Instruction Card for Annual Meeting of Stockholders to be held on May 6, 2005
This proxy is solicited on behalf of the Board of Directors

     The undersigned hereby constitutes and appoints Blanche M. Touhill, Irl F. Engelhardt and Richard A. Navarre, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Peabody Energy Corporation (Peabody) to be held on May 6, 2005 at the Ritz-Carlton Hotel, 100 Carondelet Plaza, Clayton, Missouri 63105 at 10:00 A.M., and at any adjournments or postponements thereof.

     If the undersigned is a participant in the Peabody Investments Corp. Employee Retirement Account or other 401 (k) plans sponsored by Peabody or its subsidiaries, this proxy card also provides voting instructions to the trustee of such plans to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in one of these plans and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.

     The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the stockholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, FOR ratification of Ernst & Young LLP as Peabody’s independent registered public accounting firm for 2005 (Item 2), FOR approval of an increase in the number of shares of Common Stock authorized for issuance by the Company from 150,000,000 to 400,000,000 shares (Item 3), and AGAINST the stockholder proposals included as Items 4, 5 and 6. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

SEE REVERSE	IMPORTANT — This proxy/voting instruction card must be signed	SEE REVERSE
SIDE	and dated on the reverse side.	SIDE

PEABODY ENERGY CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

[PECCM — PEABODY ENERGY CORPORATION] [FILE NAME: ZPEC21.ELX] [VERSION — (4)] [03/28/05] [orig. 03/22/05]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
ZPEC21

☑ Please mark	#PEC
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3.

1.	Election of Directors.
The undersigned hereby GRANTS authority to elect the following nominees:
	Nominees:	(01) B.R. Brown, (02) Henry Givens, Jr.,
(03) James R. Schlesinger, (04) Sandra Van Trease

FOR	☐	☐	WITHHELD
ALL			FROM ALL
NOMINEES			NOMINEES

☐
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐
3.	Approval of Increase in Authorized Shares of Common Stock.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 4-6.

		FOR	AGAINST	ABSTAIN
4.	Stockholder Proposal regarding Director Independence.	☐	☐	☐
5.	Stockholder Proposal regarding Classified Board.	☐	☐	☐
6.	Stockholder Proposal regarding Majority Voting Requirement.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

NOTE: Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:                                                              Date:          Signature:                                                            Date: